Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 9
DATED OCTOBER 22, 2015
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 9 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 1 dated March 13, 2015, Supplement No. 2 dated May 22, 2015, Supplement No. 3 dated June 8, 2015, Supplement No. 4 dated August 25, 2015, Supplement No. 5 dated September 3, 2015, Supplement No. 6 dated September 9, 2015, Supplement No. 7 dated September 14, 2015 and Supplement No. 8 dated October 6, 2015. Unless otherwise defined in this Supplement No. 9, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Declaration of Distributions

On October 20, 2015, our board of directors authorized a daily cash dividend of $0.003424658 per Class A Share and $0.002768493 per Class T Share, payable to stockholders of record each day beginning on the close of business on November 1, 2015 through the close of business on November 30, 2015.

On October 20, 2015, our board of directors also authorized a monthly stock dividend of 0.000833333 Class A Shares per Class A Share owned and 0.000833333 Class T Shares per Class T Share owned, payable to stockholders of record at the close of business on November 30, 2015.

Distributions declared for the month of November will be paid and distributed no later than December 7, 2015.

Prospectus Updates

Questions and Answers About the Offering

The following disclosure replaces the answer to the question “Q: If I buy shares, will I receive distributions and, if so, how often?,” which begins on page 8 of the prospectus.

A: Our board of directors authorized our initial distributions for the month of November on October 20, 2015, and we intend to pay regular monthly distributions comprised of cash and stock to our stockholders. The actual amount and timing of distributions is determined by our board of directors, in its discretion, based on its analysis of our actual and expected earnings, cash flow, capital expenditures and investments, as well as general financial conditions. We may pay all or a substantial portion of our distributions from sources other than cash flow from operations, including an unlimited amount of borrowings and the net offering proceeds from this offering, and we have not limited our use of any of these other sources. Actual cash available for distribution may vary substantially from estimates made by our board. As a result, our distribution rates and payment frequency may vary from time to time. The distribution of new Class A Shares and Class T Shares as stock dividends in respect of Class A Shares and Class T Shares, respectively, will be non-taxable distributions to the recipient stockholders and will be disregarded in calculating returns on invested capital for the purpose of determining the Business Manager’s entitlement to subordinated management performance interests and the special limited partner’s entitlement to the subordinated incentive participation in net sales proceeds, subordinated incentive listing distribution and subordinated incentive distribution upon termination. To maintain our qualification as a REIT, we are required to make aggregate annual distributions (other than capital gain dividends) to our stockholders of at least 90% of our annual REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid. However, non-taxable stock dividends will not be considered distributions for purposes of meeting the 90% distribution requirement. The per share amount of cash distributions on Class A and T Shares differ because of different allocations of class-specific expenses. Specifically, cash distributions on Class T Shares are lower than Class A Shares because the Company is required to pay an ongoing distribution and stockholder servicing fee with respect to the Class T Shares sold in the primary offering. There is no assurance we will pay distributions in any particular amount, if at all. If the distribution and stockholder servicing fee paid by the Company exceeds the amount of cash distributed to holders of Class T Shares in a particular period (the “Excess Fee”), the estimated value per Class T Share would be permanently reduced by an amount equal to the Excess Fee for the applicable period divided by the number of Class T Shares outstanding at the end of the applicable period, reducing both the estimated value of the Class T Shares used for conversion purposes and the Conversion Rate described herein.

The following disclosure replaces the first three sentences of the fourth paragraph under the section captioned “Questions and Answers About the Offering — Q: Why are you offering two classes of common stock and what are the similarities and differences between the classes?,” which begins on page 12 of the prospectus, to add information regarding the conversion of any Class T Shares distributed by us as stock dividends to the record holders of Class T Shares into Class A Shares.

The distribution and stockholder servicing fee will be paid on each Class T Share that is purchased in the primary offering. We will not pay this fee on any Class T Shares that are issued through our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends. We will cease paying the distribution and stockholder servicing fee with respect to Class T Shares held in any particular account and those Class T Shares, along with any Class T Shares purchased through our distribution reinvestment plan in respect of distributions on those Class T Shares purchased in the primary offering and which are held in the same account and any Class T Shares distributed by us as stock dividends in respect of the Class T Shares held in the account, will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid on all Class T Shares sold in the primary offering is equal to 10% of the gross proceeds of the primary offering from the sale of both Class A Shares and Class T Shares; and (iv) the end of the month in which the underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10% of the gross offering price of those Class T Shares.

The last sentence of the third paragraph in the answer to the question “Q: How will the Company estimate the per share value of the classes of its shares of common stock in the future?” on page 16 is hereby replaced with the following disclosure to clarify that we will not pay a distribution and stockholder servicing fee with respect to Class T Shares distributed by us to the record holders of Class T Shares as stock dividends.

The Company will not pay a distribution and stockholder servicing fee with respect to Class T Shares sold through our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends.

Prospectus Summary

The second and third paragraphs in the second column under the section captioned “Prospectus Summary — Compensation Payable To Affiliates of IREIC — Distribution and Stockholder Servicing Fee — Inland Securities / Soliciting Dealers / Broker-Dealer of Record” that begins on page 24 of the prospectus are hereby replaced with the following disclosure to add information regarding the conversion of any Class T Shares distributed by us as stock dividends to the record holders of Class T Shares into Class A Shares.

We will cease paying the distribution and stockholder servicing fee with respect to Class T Shares held in any particular account and those Class T Shares, along with any Class T Shares purchased through our distribution reinvestment plan in respect of distributions on those Class T Shares purchased in the primary offering and which are held in the same account and any Class T Shares distributed by us as stock dividends in respect of the Class T Shares held in the account, will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid on all Class T Shares sold in the primary offering is equal to 10% of the gross proceeds of the primary offering from the sale of both Class A Shares and Class T Shares; and (iv) the end of the month in which the underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10% of the gross offering price of those Class T Shares. With respect to item (iv) above, all of the Class T Shares held in a stockholder’s account will automatically convert into Class A Shares as of the last calendar day of the month in which the 10% limit on a particular account was reached. In the case of a Class T Share purchased in the primary offering at a price equal to $23.95, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $1.26 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the estimated value of our Class T Shares, we expect that this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant estimated value of $23.95 per Class T Share. We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon the Company’s dissolution, liquidation or the winding up of the Company’s affairs, or a merger or other extraordinary transaction in which the Company is a party and in which the Class T Shares as a class are exchanged for cash or other securities.

The distribution and stockholder servicing fee is payable with respect to all Class T Shares purchased in our primary offering. We will not pay the distribution and stockholder servicing fee with respect to Class T Shares issued under our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends.

The following disclosure replaces the first paragraph under the section captioned “Prospectus Summary — Distribution Policy” on page 35 of the prospectus.

Our board of directors authorized our initial distributions for the month of November on October 20, 2015, and we intend to pay regular monthly distributions comprised of cash and stock to our stockholders. On October 20, 2015, our board of directors authorized (i) a daily cash dividend of $0.003424658 and $0.002768493 per Class A Share and Class T Share, respectively, payable to stockholders of record each day beginning on the close of business on November 1, 2015 through the close of business on November 30, 2015 and (ii) a monthly stock dividend of 0.000833333 Class A Shares and 0.000833333 Class T Shares per Class A Share and Class T Share, respectively, payable to stockholders of record at the close of business on November 30, 2015. Distributions declared for the month of November will be paid and distributed no later than December 7, 2015. There can be no assurance that we will continue to declare and pay distributions in any particular amount or on any particular date, if at all. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time. The distribution of new Class A Shares and Class T Shares as stock dividends in respect of Class A Shares and Class T Shares, respectively, will be non-taxable distributions to the recipient stockholders and will be disregarded in calculating returns on invested capital for the purpose of determining the Business Manager’s entitlement to subordinated management performance interests and the special limited partner’s entitlement to the subordinated incentive participation in net sales proceeds, subordinated incentive listing distribution and subordinated incentive distribution upon termination. See the section entitled “Material U.S. Federal Income Tax Consequences — REIT Qualification Tests — Annual Distribution Requirements” for a more detailed discussion of the tax consequences.

Until we generate sufficient cash flow from operations, determined in accordance with GAAP, we may pay distributions during a given period in an aggregate amount that exceeds our cash flow from operations for that period using sources other than cash flows from operations. For example, in addition to paying distributions from retained earnings or using our common stock, some or all of our distributions may be funded from borrowings, from cash flow from investing activities, including the net proceeds from the sale of our assets, or from the net proceeds of this offering. We have not limited the amount of monies from any of these sources that may be used to fund distributions.

Risk Factors

The following risk factor is added as an additional risk factor under the section captioned “Risk Factors — Risks Related to the Offering,” which begins on page 41 of the prospectus.

The interest of later investors in our common stock will be diluted as a result of our payment of stock dividends that have been declared and will be further diluted if we make additional stock dividends.

On October 20, 2015, our board of directors authorized distributions for the month of November comprised of cash and stock. We may also declare and pay additional stock dividends in the future. We have not adjusted, and do not intend to adjust, the gross offering price of the Class A or Class T Shares to reflect any stock dividends. Investors who purchase our shares early in this offering, as compared with later investors, will receive more shares for the same cash investment as a result of any stock dividends. Because they own more shares, upon a sale or liquidation of the Company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors.

Compensation Table

The second and third paragraphs in the second column under the section captioned “Compensation Table – Distribution and Stockholder Servicing Fee — Inland Securities / Soliciting Dealers / Broker-Dealer of Record” that begins on page 77 are hereby replaced with the following disclosure to add information regarding the conversion of any Class T Shares distributed by us as stock dividends to the record holders of Class T Shares into Class A Shares.

We will cease paying the distribution and stockholder servicing fee with respect to Class T Shares held in any particular account and those Class T Shares, along with any Class T Shares purchased through our distribution reinvestment plan in respect of distributions on those Class T Shares purchased in the primary offering and which are held in the same account and any Class T Shares distributed by us as stock dividends in respect of the Class T Shares held in the account, will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid on all Class T Shares sold in the primary offering is equal to 10% of the gross proceeds of the primary offering from the sale of both Class A Shares and Class T Shares; and (iv) the end of the month in which the underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10% of the gross offering price of those Class T Shares. With respect to item (iv) above, all of the Class T Shares held in a stockholder’s account will automatically convert into Class A Shares as of the last calendar day of the month in which the 10% limit on a particular account was reached. In the case of a Class T Share purchased in the primary offering at a price equal to $23.95, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $1.26 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the estimated value of our Class T Shares, we expect that this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant estimated value of $23.95 per Class T Share. We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon the Company’s dissolution, liquidation or the winding up of the Company’s affairs, or a merger or other extraordinary transaction in which the Company is a party and in which the Class T Shares as a class are exchanged for cash or other securities.

The distribution and stockholder servicing fee is payable with respect to all Class T Shares purchased in our primary offering.  We will not pay the distribution and stockholder servicing fee with respect to Class T Shares issued under our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure replaces the first two sentences of the first paragraph under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Distributions” on page 144 of the prospectus.

Our board of directors authorized our initial distributions for the month of November on October 20, 2015, and we intend to pay regular monthly distributions comprised of cash and stock to our stockholders.

Description of Securities

The following disclosure replaces the first four sentences of the third paragraph under the section captioned “Description of Securities — General Description of Shares — Class T Shares,” which begins on page 151 of the prospectus, to add information regarding the conversion of any Class T Shares distributed by us as stock dividends to the record holders of Class T Shares into Class A Shares.

The per share amount of cash distributions on Class A and Class T Shares will differ because of the distribution and stockholder servicing fee that we pay on the Class T Shares. The distribution and stockholder servicing fee will be paid on each Class T Share that is purchased in the primary offering. We will not pay this fee on any Class T Shares that are issued through our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends. We will cease paying the distribution and stockholder servicing fee with respect to Class T Shares held in any particular account and those Class T Shares, along with any Class T Shares purchased through our distribution reinvestment plan in respect of distributions on those Class T Shares purchased in the primary offering and which are held in the same account and any Class T Shares distributed by us as stock dividends in respect of the Class T Shares held in the account, will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid on all Class T Shares sold in the primary offering is equal to 10% of the gross proceeds of the primary offering from the sale of both Class A Shares and Class T Shares; and (iv) the end of the month in which the underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10% of the gross offering price of those Class T Shares.

The following disclosure replaces the first paragraph under the section captioned “Description of Securities — Distribution Policy” on page 153 of the prospectus.

Our board of directors authorized our initial distributions for the month of November on October 20, 2015, and we intend to pay regular monthly distributions comprised of cash and stock to our stockholders. On October 20, 2015, our board of directors authorized (i) a daily cash dividend of $0.003424658 and $0.002768493 per Class A Share and Class T Share, respectively, payable to stockholders of record each day beginning on the close of business on November 1, 2015 through the close of business on November 30, 2015 and (ii) a monthly stock dividend of 0.000833333 Class A Shares and 0.000833333 Class T Shares per Class A Share and Class T Share, respectively, payable to stockholders of record at the close of business on November 30, 2015. Distributions declared for the month of November will be paid and distributed no later than December 7, 2015. There can be no assurance that we will continue to declare and pay distributions in any particular amount or on any particular date, if at all. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time. The distribution of new Class A Shares and Class T Shares as stock dividends in respect of Class A Shares and Class T Shares, respectively, will be non-taxable distributions to the recipient stockholders and will be disregarded in calculating returns on invested capital for the purpose of determining the Business Manager’s entitlement to subordinated management performance interests and the special limited partner’s entitlement to the subordinated incentive participation in net sales proceeds, subordinated incentive listing distribution and subordinated incentive distribution upon termination. See the section entitled “Material U.S. Federal Income Tax Consequences — REIT Qualification Tests — Annual Distribution Requirements” for a more detailed discussion of the tax consequences.

Until we generate sufficient cash flow from operations, determined in accordance with GAAP, we may pay distributions during a given period in an aggregate amount that exceeds our cash flow from operations for that period using sources other than cash flows from operations. For example, in addition to paying distributions from retained earnings or using our common stock, some or all of our distributions may be funded from borrowings, from cash flow from investing activities, including the net proceeds from the sale of our assets, or from the net proceeds of this offering. We have not limited the amount of monies from any of these sources that may be used to fund distributions.

The following disclosure replaces the first sentence of the third paragraph under the section captioned “Description of Securities — Distribution Policy” on page 153 of the prospectus.

Distributions will be paid on all classes of our common stock at the same time; however, the cash dividend and the stock dividend may not be paid on the same day.

Material U.S. Federal Income Tax Consequences

The following disclosure is added at the end of the section captioned “Material U.S. Federal Income Tax Consequences — REIT Qualification Tests — Annual Distribution Requirements,” which begins on page 188 of the prospectus.

The distribution of new Class A Shares and Class T Shares as stock dividends in respect of Class A Shares and Class T Shares, respectively, will be non-taxable distributions to the recipient stockholders. These non-taxable stock dividends will not be considered distributions for purposes of meeting the 90% distribution requirement. Each stockholder must allocate the tax basis of his or its “old” common stock, with respect to which the “new” common stock was distributed, to the old common stock and the new common stock in proportion to the fair market value of each on the distribution date. For the purpose of determining the basis of each share of old and new common stock, each stockholder should divide the total basis of his or its shares of old common stock by the total number of shares of old and new common stock and allocate that amount to each share of old and new common stock. For purposes of determining short or long term capital gains, the new shares of common stock will have the same holding period as the old shares of common stock with respect to which they were distributed. Stockholders should consult their tax advisors regarding the specific tax consequences of stock distributions to them as a result of ownership of our shares of common stock.

Plan of Distribution

The following disclosure replaces the fifth, six and seventh sentences of the paragraph under the section captioned “Plan of Distribution — Compensation We Pay For the Sale of Our Shares — Distribution and Stockholder Servicing Fee (Class T Shares Only),” which begins on page 210 of the prospectus, to add information regarding the conversion of any Class T Shares distributed by us as stock dividends to the record holders of Class T Shares into Class A Shares.

The distribution and stockholder servicing fee will be paid on each Class T Share that is purchased in the primary offering. We will not pay this fee on any Class T Shares that are issued through our distribution reinvestment plan or distributed by us to the record holders of Class T Shares as stock dividends. We will cease paying the distribution and stockholder servicing fee with respect to Class T Shares held in any particular account and those Class T Shares, along with any Class T Shares purchased through our distribution reinvestment plan in respect of distributions on those Class T Shares purchased in the primary offering and which are held in the same account and any Class T Shares distributed by us as stock dividends in respect of the Class T Shares held in the account, will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid on all Class T Shares sold in the primary offering is equal to 10% of the gross proceeds of the primary offering from the sale of both Class A Shares and Class T Shares; and (iv) the end of the month in which the underwriting compensation paid in the primary offering plus the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10% of the gross offering price of those Class T Shares.

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